Exhibit 7

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

CRH GAAP		2006	2005	2004	2004	2003	2002

Earnings:		IFRS	IFRS	IFRS

Pre-tax income pre-minority interests	euro’m	1,602.4	1,278.9	1,104.0
Add back share of equity investee interest	euro’m	—	16.4	14.0
Add back share of JV interest	euro’m	16.4	—	—
Deduct share of equity investee PBIT—JVs	euro’m	-43.0	-81.4	-62.4
Deduct share of equity investee PBIT—Associates	euro’m	—	-37.6	-27.6
Deduct share of equity investee PAT—Associates	euro’m	-47.2	—	—
Deduct share of equity investee loss on asset sale	euro’m	-4.7	-0.8	-1.5
Add share of equity investee goodwill amortization	euro’m	—	—	—
Add back fixed charges	euro’m	374.2	265.2	211.0
Add back amortized capitalized interest	euro’m
Distributed Income of equity investees	euro’m	51.0	36.6	30.1
Deduct interest capitalized	euro’m	—	—	—
Preference dividends of consolidated subsidiaries	euro’m	—	—	—
Minority interest in subsidiaries not incurring fixed charges	euro’m	—	—	—

	euro’m	1,949.1	1,477.3	1,267.6

Fixed charges:
Interest expensed	euro’m	295.2	201.4	154.6
Interest capitalized	euro’m	—	—	—
Amortized premiums and discounts related to indebtedness	euro’m	—	—	—
Amortized expenses related to indebtedness	euro’m		0.3	0.1
Estimated interest element rental expense	euro’m	79.0	63.5	56.3
Preference dividends of consolidated subsidiaries	euro’m	—	—	—

	euro’m	374.2	265.2	211.0

Ratio of earnings to fixed charges	CRH GAAP	5.2	5.6	6.0

		2006	2005		2004	2003	2002

		IFRS	IFRS		Irish	Irish	Irish
Pre-tax income under CRH GAAP	euro’m	1,602.4	1,278.9		1,017.0	864.2	855.7
U.S. GAAP adjustments
Stock-based employee compensation	euro’m	-71.2	-51.6		-25.2	-5.1	19.4
Goodwill amortization	euro’m	-29.3	-28.3		60.6	45.7	41.4
Asset retirement obligations	euro’m	—	—		-4.0	-0.7	—
Provisions/discounting	euro’m	3.3	-0.1
(Losses)/gains on hedging instruments	euro’m	-0.7	3.9		-16.1	-20.0	11.5
Adjustment to eliminate revaluation surplus:
-depreciation	euro’m	0.3	0.8		0.4	3.0	0.4
-gain on disposal	euro’m	—	—		—	—	—
Pensions	euro’m	-57.7	-18.8		-14.0	-15.7	15.5
Debt issue expenses incurred and written-off	euro’m	-7.1	—		—	—	—
Amortisation of issue expenses	euro’m	-0.3	-0.3		-0.3	-0.3	-0.4

Pre-tax income under U.S. GAAP	euro’m	1,439.7	1,184.5		1,018.4	871.1	943.5

U.S. GAAP		2006	2005		2004	2003	2002

Earnings:
Pre-tax income pre-minority interests	euro’m	1,439.7	1,184.5		1,018.4	871.1	943.5
Add back share of equity investee interest	euro’m	—	16.4		13.9	5.2	7.1
Add back share of JV interest	euro’m	16.4	—		—	—	—
Deduct share of JV PBIT	euro’m	-43.0	-81.4		-67.4	-39.5	-33.5
Deduct share of equity investee PAT—Associates	euro’m	-47.2	—		—	—	—
Deduct share of equity investee loss on asset sale	euro’m	-4.7	-0.8		-2.0	-1.1	-1.2
Add share of equity investee goodwill amortization	euro’m	—	—		8.3	1.5	2.0
Add back fixed charges	euro’m	374.5	265.5		215.1	198.7	235.0
Add back amortized capitalized interest	euro’m	—	—		—	—	—
Distributed income of equity investees	euro’m	51.0	36.6		30.1	19.4	23.5
Deduct interest capitalized	euro’m	—	—		—	—	—
Preference dividends of consolidated subsidiaries	euro’m	—	—		-8.3	-9.0	-10.5
Minority interest in subsidiaries not incurring fixed charges	euro’m	—	—		—	—	—

	euro’m	1,786.7	1,420.8		1,208.1	1,046.3	1,165.9

Fixed charges:
Interest expensed	euro’m	295.2	201.4		152.5	141.1	175.9
Interest capitalized	euro’m	—	—		—	—	—
Amortized premiums and discounts related to indebtedness	euro’m	—	—		—	—	—
Amortized expenses related to debt—CRH GAAP	euro’m	—	0.3		0.1	0.1	0.1
Amortized expenses related to indebtedness	euro’m	0.3	0.3		0.3	0.3	0.4
Estimated interest element within rental expense	euro’m	79.0	63.5		53.9	48.2	48.1
Preference dividends of consolidated subsidiaries	euro’m	—	—		8.3	9.0	10.5

	euro’m	374.5	265.5		215.1	198.7	235.0

Ratio of earnings to fixed charges	U.S. GAAP	4.8	5.4		5.6	5.3	5.0